EXHIBIT 99.1

For Immediate Release
Wednesday, July 21, 2004

For further information contact:
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 201

Press Release

Portec Rail Products, Inc. Announces Acquisition of Salient Systems, Inc.

PITTSBURGH, PA. —(BUSINESS WIRE)—Wednesday, July 21, 2004— Portec Rail Products, Inc. (Nasdaq-“PRPX”) and Salient Systems, Inc. (NBQ-“SLTS”) announced today that they have entered into a definitive merger agreement whereby Portec Rail will acquire 100% of the outstanding shares of Salient Systems for a combination of Portec Rail stock and cash. The initial purchase value is estimated to be in the range of $12.4 million to $14.0 million depending upon Portec Rail’s stock price prior to closing. In addition, there is an earn-out provision for the years 2004 to 2006 and a working capital adjustment. This strategic combination significantly expands Portec Rail’s services portfolio and strengthens its global footprint in the growing market for Friction Management, Wayside Detection and Operating Asset Data Management, thus creating a leading global entity to provide essential products and services to the railway industry.

The merger agreement has been approved by the Board of Directors of both companies and is subject to the approval of the Salient Systems, Inc. shareholders. For the fiscal year ended December 31, 2003, Portec Rail’s net sales were $57.6 million, and net income was $3.4 million. For the same time period, Salient System’s net sales were $4.6 million, a 180% increase over the prior three-year average, while net income was $1.1 million. The transaction, on a full year basis, is expected to be accretive to Portec Rail’s earnings. It is anticipated that the transaction will close in September 2004.

John S. Cooper, President and CEO of Portec Rail said, “We are extremely pleased and very enthusiastic about the way that the two companies compliment each other. Portec Rail is a global leader in railway friction management systems and Salient Systems is a global leader in railway electronic wayside data collection and data management systems. Portec Rail’s “Friction Management” systems extend the life of track structures and rolling stock while reducing operating costs. Salient Systems’ advanced electronic data collection hardware and sophisticated data management software systems, marketed under the “IntelliTrack®” brand, enable railways to do predictive maintenance, which can extend the life of the track structure and rolling stock. Under the merger agreement, Mr. Harold Harrison, who is President and CEO of Salient Systems, will hold the title of Chief Technical Officer/Vice President for Research and Development, and will continue to lead the technology development of the Salient product line. He will also head up the development of advanced technology transfers that can be applied to

Portec Rail’s “Friction Management” systems. We are excited about the convergence of these technologies and the long-term possibilities that it will offer our railway customers worldwide.”

Mr. Harrison said, “Salient Systems is excited to be part of the Portec Rail team. We believe that Salient Systems can bring significant technological advancements to our rail customers on both the Salient Systems and Portec Rail product lines. Salient Systems’ customers have been urging us to find a strategic partner to help us grow rapidly to meet their expanding needs. Portec Rail’s leadership in friction management was well known to Salient Systems, as some of our products are complimentary to Portec Rail’s. With Portec Rail’s help, Salient Systems expects to further expand its global leadership in Wayside Detection and Operating Asset Data Management. Most importantly, Salient Systems will now have the added financial, marketing and field service strength and capabilities resulting from being part of a larger organization. This will help us to better serve our overall customer base as well as to introduce Salient Systems’ newest innovation, StressNet®. StressNet®, along with the Intellitrack® Data Management System will allow the railroads to monitor rail health in real time, just as Salient Systems’ Wayside Measurement and Detection products allow railroads to monitor the performance of operating assets.” Salient Systems, Inc., headquartered in Dublin, Ohio has a 20-year history of developing innovative products that help the railroads operate more efficiently. The advisor for Salient Systems is Falls River Group, LLC. Salient Systems’ web site address is www.salientsystems.com.

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products and load securement systems. The Company’s largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, and is also headquartered in Pittsburgh. The Company has a Canadian subsidiary headquartered near Montreal with a manufacturing operation in St. Jean, Quebec. The Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly-owned subsidiary in the United Kingdom with operations in Wrexham, Wales and Leicester, England. Portec Rail Products, Inc.’s web site address is www.portecrail.com.

Portec Rail will be filing a registration statement, prospectus and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the “SEC”). We urge investors to read the prospectus and any other relevant documents to be filed with the SEC. Investors will be able to obtain these documents free of charge at the SEC’s web site (www.sec.gov).

The foregoing information contains forward-looking statements, including the anticipated closing date of the transaction and anticipated future results. Portec Rail and Salient Systems caution that such statements are subject to a number of uncertainties. Portec Rail identifies below important factors that could affect Portec Rail’s financial performance and could cause Portec Rail’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, Portec Rail’s future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in Portec Rail’s Form 10-K for the year ended December 31, 2003 and Form 10-Q for the period ended March 31, 2004 under the heading “Cautionary Statement Relevant to Forward-looking Statements.” Portec Rail does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Portec Rail.